UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2021

HV BANCORP, INC.

(Exact name of Registrant as Specified in Its Charter)

Pennsylvania	001-37981	46-4351868
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2005 South Easton Road, Suite 304 Doylestown, PA		18901
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (267) 280-4000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	HVBC	The NASDAQ Stock Market, LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ✓

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

On May 28, 2021, HV Bancorp Inc. (the “Company”), the parent of Huntingdon Valley Bank (the “Bank”), entered into Subordinated Note Purchase Agreement (the “Purchase Agreement”) with a qualified institutional buyer (the “Purchaser”) pursuant to which the Company sold and issued a $10.0 million in aggregate principal amount 4.50% fixed to floating rate subordinated note due 2031 (the “Note”). The Note was issued by the Company to the Purchaser at a price equal to 100% of its face amount. The Company intends to use the net proceeds it received from the sale of the Notes for general corporate purposes and to support the Bank’s organic growth initiatives. The Purchase Agreement contains certain customary representations, warranties and covenants made by the Company, on the one hand, and the Purchaser on the other hand.

The Note has a stated maturity of May 28, 2031, is redeemable by the Company at its option, in whole or in part, on or after May 28, 2026, and at any time upon the occurrences of certain events. Prior to May 28, 2026, the Company may redeem the Note, in whole or in part, only under certain limited circumstances set forth in the Note. On or after May 28, 2026, the Company may redeem the Note, in whole or in part, at its option, on any interest payment date. Any redemption by the Company would be at a redemption price equal to 100% of the principal amount of the Note, together with any accrued and unpaid interest on the Note being redeemed to but excluding the date of redemption. The Note is not subject to redemption at the option of the holder.

The Note will bear interest at a fixed rate of 4.50% per year, from and including May 28, 2021 to, but excluding, May 28, 2026 or earlier redemption date. From and including May 28, 2026 to, but excluding the maturity date or earlier redemption date, the interest rate will reset quarterly at a variable rate equal to the then current 90-day average Secured Overnight Financing Rate (“SOFR”) plus 325 basis points. As provided in the Note, the interest rate on the Notes during the applicable floating rate period may be determined based on a rate other than 90-day average SOFR.

Principal and interest on the Note is subject to acceleration only in limited circumstances. The Note is an unsecured, subordinated obligation of the Company, is not an obligation of, and is not guaranteed by, any subsidiary of the Company, and ranks junior in right of payment to the Company’s current and future senior indebtedness. The Note is intended to qualify as Tier 2 capital of the Company for regulatory capital purposes.

The Note was offered and sold by the Company in a private placement transaction in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D thereunder. The Note is not subject to any sinking fund and is not convertible into or exchangeable for any other securities or assets of the Company or any of its subsidiaries.

The form of the Note and the form of the Purchase Agreement are attached as Exhibits 4.1 and 10.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The foregoing descriptions of the Purchase Agreement and the Note are summaries and are qualified in their entirety by reference to the full text of such documents.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 7.01.	Regulation FD Disclosure.

On June 1, 2021, the Company issued a press release announcing the completion of the offering of the Note, a copy of which is furnished herewith as Exhibit 99.1.

The information contained in this Item 7.01 and Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section, nor will such information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
No.	Description

4.1

Form of 4.50% Fixed to Floating Rate Subordinated Note Due May 28, 2031 (included as Exhibit A to the Form of Subordinated Note Purchase Agreement 4.50% Fixed to Floating Rate Subordinated Note Due May 28, 2031 as Exhibit 10.1 hereto).

10.1	Form of Subordinated Note Purchase Agreement 4.50% Fixed to Floating Rate Subordinated Note Due May 28, 2031, dated May 28, 2021.

99.1	Press Release of HV Bancorp Inc. dated June 1, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HV Bancorp, Inc.

Date: June 1, 2021	By:	/s/ Travis J. Thompson
Travis J. Thompson
President and Chief Executive Officer (Duly Authorized Officer)